Exhibit 10.13

CONSULTING AGREEMENT made this 1st day of September 2011

BETWEEN:

Golden Phoenix Minerals, Inc.
(the “Company” or “GPXM”)
of
1675 East Prater Way, Suite 102, Sparks, Nevada 89434
and
Robert P. Martin
(the “Consultant”)
of
17000 Wedge Parkway, #2125, Reno, NV 89511
AGREEMENT:

WHEREAS:

A.
The Company is in the business of mining exploration and development and as such, desires to confirm the appointment of the Consultant to the position of Chairman of the Board of Directors of the Company (“Board”) per the terms of this Agreement;

B.
Consultant and Company had previously entered into that certain Employment Agreement dated March 8, 2006, as amended by that certain Addendum to Employment Agreement dated January 31, 2007 (collectively, referred to herein as the “Employment Agreement”), pursuant to which Consultant was previously employed in various executive positions within the Company, including most recently as President;

C.	Consultant and Company agreed upon certain changes in executive positions, including Consultant’s resignation as President effective March 15, 2011;

D.	Both parties agree to set forth their obligations hereunder and all particulars as related to their relationship.

1.         Definitions:

        In this Agreement save where the context otherwise requires:

1.1	“Services” means the services to be provided by the Consultant to the Company as specified in Article 4 of this Agreement.

1.2	“$” means United States dollars.

1.3	“Appointment” means the appointment of the Consultant by the Company under this Agreement.

1.4       “Confidential Information” shall include any information relating to the Company, its clients, partners, suppliers and their terms of business, details of projects, results of operations, business plans, data, negotiated prices charged to and the terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (to the extent that these are not included in published audited accounts), details of employees and officers and of the remuneration and benefits paid to them, information relating to research activities, inventions, secret processes, designs, formulae and product lines, any information which the Consultant  is told in confidence by customers, suppliers or other persons.

1.5	The “Non-compete Period” includes the period during the Consultant's services with the Company and for twelve (12) months thereafter.

2.          Appointment

2.1.
Irrespective of the date of signing this Agreement, the parties hereby agree that this Agreement shall be effective as of March 15, 2011 (“Effective Date”).  Company and Consultant hereby acknowledge and confirm Consultant’s resignation as President as of the Effective Date, and further ratify and confirm Consultant’s continued appointment as Chairman of the Board.  Consultant further resigns from any and all other positions with the Company other than as set forth herein, including, but not limited to, as Secretary of the Company, effective as of the date of this Agreement.

2.2.
Company and Consultant understand and agree that Consultant’s engagement may be terminated by Company or Consultant at any time with or without notice and with or without cause.  This Agreement shall continue in effect until such time as this Agreement is terminated as provided herein or Consultant’s successor in the position of Chairman is duly appointed.

2.3.
The Consultant shall comply with all laws, rules or codes of conduct in force from time to time required by any regulatory body in relation to the business of the Company or the status of the Consultant or which the Company shall reasonably determine are necessary for the proper functioning of its business. The Consultant shall also comply with all Company policies that are applicable from time to time and as amended from time to time.

3.        Attention to the business of the Company

3.1      During the continuance of this Agreement the Consultant shall devote such time and attention to the business of the Company as is required to fulfill the term of the engagement, and as more particularly required by the Company pursuant to Article 4 and Appendix 1 of this Agreement.

4.        Service

4.1      The Consultant shall report to the Board of the Company or to such other persons as the Company may designate in writing from time to time.

4.2      The Consultant shall serve as, and perform the duties of Chairman of the Company with such duties, authority and responsibilities as are normally associated with and appropriate to such a position, including as set forth in Appendix 1 attached hereto and incorporated herein by reference.

4.3           The Company may provide any direction given to the Consultant, in writing.  More particularly, however, the Consultant shall devote such time as is required to fulfill his duties and responsibilities to the Company. The Consultant shall disclose any outside directorships, consulting or other business positions currently held in Appendix 2 of this agreement and receive approval of the Board of any subsequent directorships.  Notwithstanding, the Consultant shall be permitted to serve on boards of other companies and to receive and retain remuneration in respect to such activities, it being expressly understood and agreed however that the Consultant’s continuing service on such boards, or association with other companies with which he is otherwise associated shall be deemed not to be in conflict with, nor interfere with his performance of his duties and responsibilities as Chairman under this Agreement.

4.4          Consultant will act as an independent contractor in the performance of his duties under this Agreement.  Accordingly, Consultant will be responsible for payment of all federal, state, and local taxes, if any, on compensation paid under this Agreement, including income and social security taxes, unemployment insurance, and any other taxes, and any and all business license fees as may be required.  This Agreement neither expressly nor impliedly creates a relationship of principal and agent, or employee and employer, between Consultant and the Company.  Consultant understands and agrees that this Agreement sets forth the entire compensation to be paid by the Company to Consultant resulting from the Services to be performed by Consultant, and that except as specifically set forth under Section 5 below, under no circumstances will Consultant be eligible for any benefits or rights under any employee benefit plan of the Company, including without limitation any unemployment or disability benefits, even if a government agency or taxing authority re-characterizes the relationship between the parties as an employment relationship.

4.5          Consultant agrees to resign from the Board and provide a written voluntary resignation from such position at the request of the Company at any such time as this Agreement is terminated or Consultant’s successor is duly appointed; provided, however, that the compensation obligations set forth in Section 5 have been completely and fully satisfied.

5.        Compensation

5.1           Monthly Consulting Fee.  The Company agrees to pay the Consultant a consulting fee in the amount of three thousand dollars ($3,000) monthly commencing as of the Effective Date, without deduction, and shall furnish Consultant with a form 1099.  The consulting fee will be reviewed by the Compensation Committee of the Company on an annual basis.  Such amounts accrued between the Effective Date and the date of mutual execution of this Agreement shall be payable on the date of this Agreement first above written and on the same date of each month thereafter during the term of this Agreement.

5.2           Director’s Fees.  In addition there will be monthly directors fees payable as decided by the Board from time to time. These are currently set at $1,000 per month.

5.3           Debt Settlement.  That certain outstanding promissory note (“Note”) in Consultant’s favor made pursuant to the Debt Settlement Agreement between Company and Consultant dated April 2, 2010 (the “Debt Settlement Agreement”), in the principal amount of $215,939.97, plus interest accrued thereon (as of the Effective Date, the amount due on the Note including principal and interest accrued thereon totaled $228,487.46), will be paid in full and fully satisfied by the Company in two (2) lump sum payments in accordance with the following schedule:  (i) first payment of one half of the remaining principal, together with accrued interest from the Effective Date, within ninety (90) days of the date of mutual execution of this Agreement; and (ii) second payment of all remaining principal, together with accrued interest from the Effective Date, within one hundred eighty (180) days from the date of mutual execution of this Agreement.  There shall be a late payment penalty of $100/day for each day beyond such 90 and 180-day payment dates for the Note, which late payment shall be paid not later than the next occurring payment of Consultant’s Monthly Consulting Fee.

5.3.1           In the event the Company secures any new equity financing arrangements or engages in any equity raise transactions prior to the Note payment installment dates, the Company agrees that up to twenty percent (20%) of the net proceeds received by the Company (up to a maximum of $100,000) shall be immediately allotted for repayment of the Note.

5.3.2           Notwithstanding the foregoing, subject to necessary approvals, Consultant may elect, in his sole and absolute discretion to convert the sums due thereunder into shares of the Company’s common stock.

5.3.3           The parties acknowledge and agree that the Note shall be amended to reflect the above terms and the Debt Settlement Agreement shall be deemed fulfilled and all obligations satisfied upon payment of the Note as set forth herein.

5.4           Stock Options and Bonus.  The Consultant shall be able to participate in any Company equity incentive plan or stock option scheme as may be set up from time to time by the Company’s Compensation Committee.

5.4.1             As a one-time bonus, the Company shall grant Consultant the maximum allowable grant of stock options pursuant to the Company’s 2007 Equity Incentive Plan of five hundred thousand (500,000) stock options, to be priced at the fair market value as of the date of Board approval of such option grant.

5.4.2           Notwithstanding the bonus stock option, in addition the Company shall grant Consultant a stock option exercisable for up to 1,500,000 shares of the Company’s common stock, with a minimum expiration date of three (3) years from the date of this Agreement, subject to standard vesting provisions and exercisable at a price per share to be determined at the date of Board approval of such grant as the fair market value based on the closing price of a share of Company common stock as quoted on the OTC Bulletin Board; subject, however, to Board approval and to Consultant complying with and providing the full release and acknowledgment contained in Section 12.

5.4.3           In the event that the Company merges with or is acquired by another entity, all options granted by the Company shall become immediately vested in the Consultant in accordance with the provisions of this Agreement, but no later than the termination date of this Agreement.

5.4.4     The Company may, in its sole discretion and in order to further the purposes of this Agreement, accelerate the vesting of shares to the Consultant.

5.4.5           The Parties hereto acknowledge that, subject to compliance with Rule 144 and such other federal and state securities laws as may be applicable, the trading restrictions previously governing shares of the Company presently owned by Consultant have expired and that any restrictive legends appearing on such shares may be removed by Consultant and are of no further force and effect.  The Company shall include any qualifying shares held by Consultant in any registration statement that it files, subject to necessary approvals.  The options described in this Section 5 shall be adjusted for any stock split that occurs after the date of this Agreement, so that the options shall not be increased or diluted on a pro rata basis as a result of such split.

5.5            Consultant shall receive such fringe benefits as are, and that may be from time to time made available to other Consultants of the Company.

5.6            All fees due as described in this Article 5 shall be payable upon invoice for so long as the Agreement remains in effect and the Company has the funds to pay such.

5.7            During the Consultant’s tenure with the Company, the Consultant shall be eligible to receive a performance bonus in accordance with the performance-based bonus plans established by the Board for senior Consultant officers from time to time after taking into account the performance of the Company and the Consultant and such other facts and circumstances as the Board may deem appropriate to consider.

5.8            Consultant is entitled to take such time off as vacation as previously approved by the Chief Executive Officer and is deemed reasonable and appropriate in furtherance of Consultant’s duties.

5.9            Consultant will not be authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by Company’s Board of Directors.

6.       Confidential Information and Company Documents

6.1     The Consultant shall not, during the term of this Agreement, nor at any time thereafter:

a.	Divulge or communicate Confidential Information to any person, company, business entity or other organization;

b.
Use for its own purposes or for any purposes other than those of the Company, through any failure to exercise due care and diligence, cause any unauthorized disclosure of any trade secrets, or Confidential Information relating to the Company and its business. These restrictions shall cease to apply to any information, which is or becomes generally available to the public other than as a result of any act or default on the part of the Consultant.

6.2    Any notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computers an other disk and tape, data, project results, plans, maps, codes, designs and drawings and other documents and material whatsoever  (whether made or created by the Consultant or otherwise) relating to the business of the Company (and any copies of the same) and which have come into the possession of the Consultant in relation to this Agreement:

        a)  Shall be and remain the property of the Company, and;
        b)  Shall be surrendered by the Consultant on demand.

6.3             Upon termination of this Agreement the Consultant shall deliver up to the Company all Confidential Information and any copies (however stored) and in relation thereto, and any other property belonging to the Company which is in the Consultant’s possession.

7.           Non-competition.

7.1           In further consideration of the compensation to be paid to the Consultant hereunder, the Consultant acknowledges that in the course of his rendering consulting services with the Company he has become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its subsidiaries and that his services have been and shall be of special, unique and extraordinary value to the Company. Therefore, the Consultant agrees that during the “Non-compete Period” he shall not, without prior express written consent of the Board, directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, participate in, consult with, render services for, or in any manner participate in any business engaged in any of the businesses or services provided by the Company or its Subsidiaries during the rendering of consulting services with the Company or the Non-compete Period (a “Competing Company”) or otherwise competing with the businesses of the Company or its subsidiaries, either as a general or limited partner, proprietor, significant shareholder, officer, director, agent, employee, consultant, trustee, affiliate or otherwise.  The Consultant acknowledges that the Company’s and its affiliates’ businesses are conducted nationally and internationally and agrees that the provisions in this shall operate throughout Canada, the United States and the world.  Nothing herein shall prohibit the Consultant from being a passive owner of not more than ten percent (10%) of the outstanding securities of any publicly traded company that constitutes a Competing Company, so long as the Consultant has no active participation in the business of such company.

8.           Non-Solicitation.

8.1           During the Non-compete Period, the Consultant shall not directly or indirectly through any other entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the twenty-four (24) months preceding the date of termination of the Consultant, or (iii) induce or attempt to induce any customer, developer, client, member, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, developer, client, member, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or any Subsidiary).

9.   Notices

9.1    Any notice required to be given under this Agreement may be given by sending same by first class registered post addressed to the registered office of the Company, or addressed to the last known address of the Consultant. Notice may also be given via facsimile. Any notice given pursuant to this clause other than by facsimile, shall be deemed to have been received 120 hours after the time of posting and service thereof shall be sufficiently proved by providing that the notice was duly dispatched through the post in a prepaid envelope addressed as aforesaid.

10.     Public Disclosure

10.1           In carrying out the duties of Chairman, the Consultant shall at all times ensure that all representations and information provided to third parties do not violate the internal disclosure policies of the Company, and comply at all times with the rules and regulations of applicable regulatory authorities, including, without limitation, the Securities and Exchange Commission.

11.   Indemnity

11.1           The Consultant agrees to indemnify and hold harmless the Company, against all losses, claims and expenses (including reasonable legal expenses) incurred by the Company as a result of the gross negligence for professional or consulting services performed for the Company, excepting therefrom his activities as a member of the board of directors and as chairman of the board of directors, or breach of fiduciary duty of the Consultant.

12.   Settlement and Release; Termination of Employment Agreement

12.1            In consideration of the provisions and undertakings contained in this Agreement, including specifically the option grant award contemplated by Section 5.4.2, each Party to this Agreement hereby fully, finally, unconditionally and forever releases and discharges the other Party from any and all claims, demands, losses, damages, causes of action, debts, liabilities, obligations, liens, costs, expenses, attorneys’ fees, indemnities, duties, of any nature, arising from, or relating to the Employment Agreement (including all amendments, supplements, addenda or other understandings or arrangements thereto) or to the Consultant’s employment by or services to the Company that arise from any occurrence prior to the date of this Agreement. Consultant acknowledges and agrees that the Employment Agreement is null and void and of no further force or effect as of the Effective Date upon signing this Agreement, including amounts owed or due, or construed to be owed or due, under the terms of the Employment Agreement.

12.2           Consultant acknowledges having read, had the opportunity to be advised by legal counsel and is familiar with the provisions of this Agreement and the general release provisions of Section 12.1, which extends to any claims, demands, losses, damages, causes of action, debts, liabilities, obligations, liens, costs, expenses, attorneys’ fees, indemnities or duties of any nature whether now known or unknown, and understand that to the extent any applicable law provides that a general release does not extend to such claims which the Consultant does not know or suspect to exist Consultant’s favor at the time of executing the release, the Consultant hereby expressly waives any and all rights thereunder. Consultant understands and acknowledges the significance and consequence of the specific waiver of any such statutory provisions available, and hereby assumes full responsibility for any damage, losses or liabilities that hereafter may be discovered.

__________________________________
Consultant
(initials)

13.   Entire Understanding

13.1           This Agreement contains the entire understanding between the parties in connection with the matters contained and supersedes any previous agreements and undertakings relating thereto.  For the sake of clarity, this Agreement shall supersede the Employment Agreement, as amended, and the Debt Settlement Agreement.

14.   No Waiver

14.1            No waiver delay time or other indulgence granted by either party hereto or the other in respect of any breach of this Agreement shall in any way prejudice or affect the rights or remedies of the granting party in relation to such breach.

15.   Assignment

15.1           This Agreement may not be assigned by the Consultant.

16.   Regulatory Approval

16.1           Certain provisions of this Agreement may be subject to Board, shareholder, lender and/or regulatory approvals related to the Company, as necessary.

17.  Applicable Law

17.1           This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNES WHEREOF, the parties have signed this Agreement as of the dates set forth below.

Signed and Accepted

COMPANY

____________________________            ____/____/2011
Thomas Klein, Chief Executive Officer                                                                Dated

CONSULTANT

______________________________        ____/_____/2011
Robert P. Martin                                                                 Dated

Appendix I

BOARD CHAIR PERSON (DIRECTOR)

AUTHORITY/RESPONSIBILITY:
The Board of Directors is the legal authority for the Company
The Chair Person is also responsible and accountable to the membership.
As a member of the Board, a Director acts in a position of trust for the community and is responsible for the effective governance of the organization.
REQUIREMENTS:
•Commitment to the work of the organization
•Knowledge and skills in one or more areas of Board governance: policy, finance, programs, and/or personnel
•Willingness to serve on at least one committee
•Attendance at regular  Board Meetings
•A time commitment as necessary to fulfill such role, (includes Board preparation, meeting, committee and meeting time)
•Attendance at Annual General Meeting
•Be informed of the services provided by the Company and publicly support them
•Prepare for and participate in the discussions and the deliberations of the Board
•To foster a positive working relationship with other Board members, and the Company’s  staff
•Be aware and abstain from any conflict of interest
MAJOR DUTIES:
•Preside over and Address Annual General Meeting
•Chair the Board meeting and any other committees as directed by the Board
•Represent the Company at community and business functions
•In conjunction with the Executive Committee, if one exists, set regular Board meeting agenda
•Ensure Board members receive agenda and minutes in a timely manner
•Adhere to general duties outlined in the board member job description

Appendix 2

Outside Directorships, Consulting or Other Positions:

-	Rainbow Management Group, Ltd
-	Waikiki Beach Activities, Inc.
-	Pacific Marine Research (501(c)(3) Non-profit organization)

Amendment to Consulting Agreement

Golden Phoenix Minerals, Inc. (“Company”) and Robert P. Martin (“Consultant”) hereby agree, as of this 28th day of September 2011, to amend that certain Consulting Agreement dated September 1, 2011, as follows:

1.           This Amendment and the Consulting Agreement shall be consummated and become effective upon receipt by Consultant of $23,000.00 via direct deposit into Consultant’s bank account on September 30, 2011, which payment represents the consulting fee of $21,000.00 accrued from March of 2011 through September 2011 plus a one-time payment of $2,000.00 for Consultant’s legal expenses associated with preparation of the Consulting Agreement.

2.           § 4.5 is amended by adding the following:  Before the Company may request the Consultant’s voluntary resignation, all compensation obligations to the Consultant set forth in Section 5 must first be satisfied as evidenced by a signed statement confirming such from Consultant.

3.           § 5.3 is amended as follows:

(a)           Interest shall continue to accrue at the rate of 6% per annum on the balance of the Note from the Effective Date forward until the Note has been paid in full.

(b)           The first Debt Settlement payment shall be due and paid to Consultant via direct deposit into Consultant’s bank account on November 29, 2011 in the amount of $123,971.66.

(c)           The second Debt Settlement payment shall be due and paid to Consultant via direct deposit into Consultant’s bank account on February 27, 2012 in the amount of $115,933.90, which, in the absence of any outstanding unpaid amounts, penalties or Fees, shall retire the Note in full.

(d)           In the event of a breach of performance to pay any sums owed when due as called for in the Agreement, Consultant may declare at his election, all sums owed to be due and payable together with legal costs incurred by Consultant in their collection.

4.            The Board has approved the grant of all options to Consultant as of September 1, 2011.

5.           §  5 is amended by adding thereto the following clarifying language:

(a)           in § 5.4.3 - In the event that the Consultant is terminated or resigns, with or without cause, all options granted by the Company shall become immediately vested in the Consultant in accordance with the provisions of this Agreement.

(b)           in § 5.5 - Such fringe benefits shall include use of Company cell phone and computer, and reimbursement of expense reports for Company-related business expenses.

(c)           in § 5.6 - “Fees” are defined as the Monthly Consulting Fee and Director’s Fee, and do not include the Debt Settlement obligation defined in Section 5.3.  The Company shall not claim it does not have funds to pay a Fee if the combined total of all Company accounts and cash on hand exceeds the Fee owed. Company shall pay past due Fees as soon as funds are restored.

6.           Except as stated herein, all other terms of the Consulting Agreement shall remain as set forth in Exhibit “A” attached hereto.

COMPANY

_________________________________        9/29/2011
Thomas Klein, Chief Executive Officer

CONSULTANT

________________________________         9/29/2011
Robert P. Martin